Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING PRESIDENT AND
CHIEF OPERATING OFFICER TO LEAVE COMPANY BY YEAR-END

—Kevin DeSanctis to Pursue New Gaming Industry Opportunities
Through Revel Entertainment—

—Heidrick & Struggles Retained to Commence Search for Successor—

Wyomissing, PA (July 27, 2006)—Penn National Gaming, Inc. (PENN: Nasdaq) announced today that by mutual agreement, the Company’s President and Chief Operating Officer, Kevin DeSanctis, will be leaving the Company by year-end 2006 to form Revel Entertainment.

Penn National Gaming has retained the executive search firm Heidrick & Struggles International, Inc. to assist the Company’s Board of Directors and senior management, including Mr. DeSanctis, in identifying a successor.

Commenting on the announcement, Peter M. Carlino, Chief Executive Officer of Penn National said, “We want to express our gratitude to Kevin for his contributions to Penn National over the past five years, thank him in advance for ensuring that this transition is managed seamlessly and efficiently, and wish him the best in his future endeavors.

“Penn National Gaming has a deep, capable team of operations, finance, marketing, project development and legal executives to manage the current properties and planned expansions.  In addition, our casinos are led by experienced, results-oriented gaming executives who serve as General Managers.  We are confident in the ability of these teams to ensure our ongoing success.”

Kevin DeSanctis added, “Penn National is an outstanding, fast growing gaming Company and I am proud to have contributed to the Company’s success during my tenure.  I look forward to working with Executive Vice President, Operations, Len DeAngelo, CFO, Bill Clifford and Penn National’s team to ensure a seamless transition.

“I intend to pursue gaming industry opportunities through Revel Entertainment.  I will be establishing this entity so I can invest directly as a principal shareholder and apply my 25 years of experience in managing and developing gaming properties.”

About Penn National Gaming
Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates sixteen facilities in thirteen jurisdictions including Colorado, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s facilities feature approximately 20,000 slot machines, nearly 400 table games, almost 1,200 hotel rooms and approximately 600,000 square feet of gaming floor space.  The property statistics in this paragraph exclude the Company’s Hollywood Casino—Bay St. Louis, in Bay St. Louis, Mississippi which is expected to re-open later this year following extensive damage incurred as a result of Hurricane Katrina.

In addition to historical facts or statements of current conditions, this press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the Company’s current expectations and beliefs but are not guarantees of future performance.  As such actual results may vary materially from expectations.

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